As filed with the Securities and Exchange Commission on October 25, 2023.
Registration No. 333-269029

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
Form S-1 on Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IVANHOE ELECTRIC INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	32-0633823 (I.R.S. Employer Identification Number)
606 – 999 Canada Place
Vancouver, BC V6C 3E1
Canada
(604) 689-8765
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Taylor Melvin
Chief Executive
Officer and President
Ivanhoe Electric Inc.
606 – 999 Canada Place
Vancouver, BC V6C 3E1
Canada
(604) 689-8765
Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
(302) 636-5401
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Cassandra Joseph Vice President, General Counsel and Corporate Secretary Ivanhoe Electric Inc. 606 – 999 Canada Place Vancouver, BC V6C 3E1 Canada (604) 689-8765	Christopher Doerksen Dorsey & Whitney LLP 701 5th Avenue, Suite 6100 Seattle, WA 98104-7043 (206) 903-8856
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On December 27, 2022, the registrant filed a registration statement with the Securities and Exchange Commission (the “SEC”), on Form S-1 (File No. 333-269029) as amended by Amendment No. 1 thereto filed with the SEC on January 19, 2023, Amendment No. 2 thereto filed with the SEC on February 2, 2023, and Amendment No. 3 thereto filed with the SEC on March 20, 2023 and subsequently declared effective by the SEC on March 30, 2023 (as amended, the Original Registration Statement”). The Original Registration Statement registered for resale from time to time of up to 29,562,941 shares of our common stock, par value $0.0001 per share (the “common stock”) of Ivanhoe Electric, Inc. (the “Company”) held by the selling stockholders (the “Shares”).
This post-effective amendment to Form S-1 on Form S-3 (this “Post-Effective Amendment”) is being filed for the purpose of converting the Original Registration Statement on Form S-1 into a registration statement on Form S-3 because we are now eligible to use Form S-3. This Post-Effective Amendment contains an updated prospectus related to the offering and sale of the shares that were registered for resale on the Original Registration Statement. No additional securities are being registered under this Post-Effective Amendment, and all applicable registration fees were paid in connection with prior filings of the Original Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION — DATED OCTOBER 25, 2023
PRELIMINARY PROSPECTUS
19,763,175 SHARES
IVANHOE ELECTRIC INC.
Common Stock
This prospectus relates to the registration and resale, from time to time, by the selling stockholders named under the heading “Selling Stockholders” in this prospectus, of up to 19,763,175 shares of our common stock, par value $0.0001 per share, of Ivanhoe Electric Inc. held by the selling stockholders (the “Shares”). We are registering the offer and sale of the Shares held by the selling stockholders to satisfy the registration rights we granted to them pursuant to certain agreements with us.
We will not receive any proceeds from the sales of the Shares by the selling stockholders.
Our registration of the Shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may sell the Shares covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also sell the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus titled “Plan of Distribution.”
Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any sale of such shares pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all discounts, concessions, commissions and similar selling expenses, if any, attributable to their respective sales of the Shares. Our common stock is listed on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “IE.” As of the date of this prospectus, we are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein.
Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 6 of this prospectus, in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference herein. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process pursuant to which the selling stockholders may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. We will not receive any proceeds from the sale by the selling stockholders of the securities offered by them described in this prospectus.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement, including any information incorporated by reference herein, together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus or document incorporated by reference that we may authorize to be delivered or made available to you. Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by us or on our behalf or document incorporated by reference herein. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or document incorporated by reference herein is current only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since such date.
Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, the words “Ivanhoe,” “we,” “us,” “our” or the “Company” refer to Ivanhoe Electric Inc. and its consolidated subsidiaries, and all references to “$”, “U.S. Dollars” and “dollars” are to United States dollars, and references to “C$” are to Canadian dollars.
The term “selling stockholders” refers, collectively, to the selling stockholders named under the heading “Selling Stockholders” in this prospectus and their donees, pledgees, transferees or other successors-in-interest.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
MARKET AND INDUSTRY DATA AND FORECASTS
This prospectus and the documents incorporated by reference herein may include market and industry data and forecasts that we have developed or extracted from independent research reports, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

NOTICE REGARDING MINERAL DISCLOSURE
The technical report summaries for our material projects, the Santa Cruz project in Arizona, USA (the “Santa Cruz Project”) and the Tintic project in Utah, USA (the “Tintic Project”), have been prepared in accordance with subpart 1300 of Regulation S-K — Disclosure by Registrants Engaged in Mining Operations, which governs disclosure for mining registrants (“S-K 1300”).
Inferred mineral resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
TRADEMARKS
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but in the case of our trademarks and trade names or those of our licensors, such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

PROSPECTUS SUMMARY
The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus, as well as those contained in the other documents incorporated by reference.
Our Company
We are a United States domiciled company that combines advanced mineral exploration technologies with electric metals exploration projects predominantly located in the United States. We use our accurate and powerful Typhoon™ geophysical surveying system, together with advanced data analytics provided by our subsidiary, Computational Geosciences Inc., to accelerate and de-risk the mineral exploration process as we seek to discover new deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of critical metals. Our mineral exploration efforts focus on copper as well as other metals including nickel, vanadium, cobalt, platinum group elements, gold and silver. Through the advancement of our portfolio of electric metals exploration projects, headlined by the Santa Cruz Project in Arizona and the Tintic Project in Utah, as well as other exploration projects in the United States, we intend to support the United States’ supply chain independence by finding and delivering critical metals necessary for the electrification of the economy. We also operate a 50/50 joint venture with Saudi Arabian Mining Company Ma’aden (“Ma’aden”) to explore for minerals on ~48,500 km2 of underexplored Arabian Shield in the Kingdom of Saudi Arabia.
At our Santa Cruz Project in Arizona, we are evaluating the potential for a high-grade modern underground copper mining operation. We recently completed the Initial Assessment & Technical Report Summary for the Santa Cruz Project, which outlines a potential 5.9 million tonnes per year underground mining operation, supported by 105.2 million tonnes of modeled mill feed with an average grade of 1.58% copper from the Santa Cruz and East Ridge Deposits, resulting in an estimated 20-year mine life. We are advancing further studies for an underground copper mining operation with a focus on minimizing the surface footprint of the mine while at the same time incorporating leading technologies to improve efficiencies and costs. We are designing a technologically advanced mine that we expect to result in low carbon dioxide emissions per pound of copper produced and be a leading example of responsibly produced domestic copper. Key considerations that will influence our decision making include, but are not limited to, using clean and renewable energy in our future mining operations, optimizing and minimizing our water utilization, minimizing our environmental footprint, ensuring workforce diversity and hiring from local communities, health, safety and environmental performance, support of local cultural heritage and biodiversity protection.
References to our mineral projects refers to our interests in such projects which may be a direct ownership interest in mineral titles (including through subsidiary entities), a right to acquire mineral titles through an earn-in or option agreement, or, in the case of our investments in publicly listed companies in Canada, through our ownership of the equity of those companies that have an interest in such mineral project.
Our shares of common stock are listed on the NYSE American and the TSX under the ticker symbol “IE”.
Our principal executive offices are located at 606 – 999 Canada Place, Vancouver, BC, Canada V6C 3E1 and our telephone number is (604) 689-8765. Our website address is www.ivanhoeelectric.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.
For more information about our business, please see our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus and the accompanying prospectus.

Recent Developments
Ivanhoe Electric’s 90%-owned subsidiary, VRB Energy, Inc. (“VRB Energy”), which manufactures and installs vanadium flow batteries for grid-scale energy storage, has obtained Underwriters Laboratories (“UL”) 1973 certification for its Third Generation Energy Storage System (“Gen3 VRB-ESS®”). UL 1973 is recognized as a global standard for commercially available battery energy storage. The UL 1973 certification paves the way for VRB Energy and the Gen3 VRB-ESS® to meet the growing demand for large-scale energy storage as part of the energy transition. VRB’s current generation of its utility scale energy storage systems, the Gen3 VRB-ESS®, is based on a 60 kilowatt cell stack and a 1 megawatt power module building block. We believe that this is the largest cell stack and the largest and most efficient commercial product in the industry. VRB Energy’s core technology uses vanadium pentoxide in a proprietary formulation of a water-based battery electrolyte.
On June 30, 2023, Ivanhoe Electric’s former Chief of Global Exploration, Eric Finlayson, left the Company in order to pursue other opportunities. Mr. Finlayson previously served as Ivanhoe Electric’s President prior to Taylor Melvin joining the Company in November 2022 as President and Chief Executive Officer.
Corporate History and Information
We were incorporated in Delaware on July 14, 2020, as a wholly-owned subsidiary of High Power Exploration Inc. (“HPX”).
On April 30, 2021, HPX completed a reorganization whereby HPX contributed (i) all of the issued and outstanding shares of HPX’s subsidiaries, other than those holding direct or indirect interests in its Nimba Iron Ore project in the Republic of Guinea; (ii) certain property, plant and equipment; and (iii) certain financial assets, in exchange for shares of our common stock. HPX then distributed the shares of our common stock to HPX stockholders by way of a dividend, with each HPX stockholder receiving one share of our common stock for each HPX share of common stock then held by the stockholder.
On April 30, 2021, we also entered into an intellectual property assignment and novation agreement with HPX, I-Pulse Inc. (“I-Pulse”), and several subsidiary companies by which the rights to certain technology and patent license agreements previously held by HPX or a subsidiary, as licensee, were assigned to us.
On June 30, 2022, we completed our initial public offering in which we issued and sold 14,388,000 shares of our common stock at a price to the public of $11.75 per share for aggregate gross proceeds of $169.1 million.
Transition from Emerging Growth Company and Smaller Reporting Company Status
We are an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
•
We are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002.

•
We are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

•
We are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”.

•
We are not required to disclose certain executive compensation items such as the correlation between executive compensation and performance, and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not “emerging growth companies.”
We are also a “smaller reporting company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation.
We have elected to take advantage of some of the reduced disclosure obligations listed above in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings with the SEC. In particular, in this prospectus, we have not included all of the executive compensation related information that would be required if we were not a smaller reporting company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.
Due to the market value of our equity securities that was held by non-affiliates on June 30, 2023 exceeding $700 million, we anticipate that on December 31, 2023, we will become a “large accelerated filer” as defined under the Exchange Act, and will cease to be an “emerging growth company”. Accordingly, we anticipate that for purposes of our Form 10-K annual report for the year ended December 31, 2023, we will no longer qualify for the accommodations granted to an emerging growth company and will be required to comply with the requirements applicable to a large accelerated filer. Due to the market value of our equity securities held by non-affiliates on June 30, 2023 exceeding $700 million, we will also cease to be a “smaller reporting company”. Due to a transitional period approved by the SEC for former smaller reporting companies, we anticipate that our Form 10-K annual report for the year ended December 31, 2023 and our proxy statement for our 2024 annual meeting of stockholders may continue to take advantage of the reduced disclosure obligations relating to a smaller reporting company.

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described below, and the risks described under “Summary of Risk Factors” and “Risk Factors” in our most recent Annual Report on Form 10-K, any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference herein, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. See “Cautionary Note Regarding Forward-Looking Statements.”
RISKS RELATING TO OUR COMMON STOCK
Ma’aden holds certain top-up rights that could lead to further dilution or adversely affect our stock price.
We have granted Ma’aden the right to purchase additional shares of common stock to maintain its 9.9% stock ownership position in the event of any issuances of common stock by us (the “Ma’aden Top-Up Right”). Ma’aden may exercise this right each time we issue shares (or securities convertible into shares) for cash as part of an equity financing transaction, which includes this offering, and in certain other circumstances. In the event that Ma’aden does not exercise the Ma’aden Top-Up Right, the ownership threshold for purposes of Ma’aden Top-Up Right will be reduced to its ownership level after giving effect to the dilutive issuance. The Ma’aden Top-Up Right will expire on the earlier of (i) July 6, 2028 (being five years from the date of completion of Ma’aden’s initial investment in us) (the “Initial Period”), but only if within such five-year period Ma’aden has (a) failed on two separate occurrences to exercise in full the Ma’aden Top-Up Right, or (b) Ma’aden has sold, transferred or otherwise disposed of any of shares of our common stock (other than to an affiliate or to the Public Investment Fund of the Kingdom of Saudi Arabia (the “PIF”)); (ii) the first day following the Initial Period on which Ma’aden sells, transfers or otherwise disposes of any of our shares of common stock (other than to an affiliate or to the PIF); and (iii) three years after the Initial Period.
To the extent the Ma’aden Top-Up Right is exercised, such exercise would cause dilution to our shareholders. Any decision by Ma’aden not to exercise Ma’aden Top-Up Right could adversely affect the price of our common stock.
RISKS RELATING TO OUR OPERATIONS
Joint ventures and other partnerships in relation to our properties may expose us to risks.
We have in the past entered into, are currently party to, and may in the future enter into, joint ventures, such as our current joint venture with Ma’aden, or other arrangements with parties in relation to the exploration, development, and production of certain of the properties in which we have an interest. Joint ventures may require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions, such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions, which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such joint venture properties. Joint ventures and similar arrangements may also impose financial, operational and other requirements on each of the parties. Any failure of us or such other companies to meet our and their respective obligations, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and, therefore, could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our common stock.
Our indebtedness and grant of security interests in certain of our assets could adversely affect our business.
We may incur indebtedness from time to time, which may be secured. As of June 30, 2023, our total consolidated liabilities were $143 million, which includes $83.4 million pursuant to the promissory note (the

“Santa Cruz Promissory Note”) that we issued as part of the consideration for the acquisition of 5,975 acres of surface title and associated water rights at our Santa Cruz Project, which is secured by a deed of trust on such assets (the “Deed of Trust”).
Our mineral properties are in the exploration stage and we have limited sources of revenue from which to pay indebtedness. If we are unable to pay existing or future indebtedness when due, the holders will have rights against us, and in the case of secured indebtedness, the holders may potentially seize or sell the assets subject to the security interest. Any failure to timely meet our obligations under these instruments may adversely affect our assets, results of operations and future prospects. In addition, the Deed of Trust requires us to pay the Santa Cruz Promissory Note in full prior to commencing material construction on the Santa Cruz Project, which could affect our development plans for the Santa Cruz Project.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain “forward-looking statements.” Those statements include, but are not limited to, statements with respect to: estimated calculations of mineral reserves and resources and economic analysis and projections relating to our properties including changes thereto, anticipated results and timing of exploration activities, timing of studies for advancing or developing our properties, plans and objectives, industry trends, our requirements for additional capital, treatment under applicable government regimes for permitting or attaining approvals, government regulation, environmental risks, title disputes or claims, synergies of potential future acquisitions, and our anticipated uses of the net proceeds from prior offerings. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “could,” “should,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our industry. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include the following:
•
our mineral projects are all at the exploration stage and are subject to the significant risks and uncertainties associated with mineral exploration;

•
we have no mineral reserves, other than at the San Matias project;

•
we have a limited operating history on which to base an evaluation of our business and prospects;

•
we depend on our material projects for our future operations;

•
our mineral resource and reserve calculations and economic projections relating to our properties are only estimates;

•
actual capital costs, operating costs, production and economic returns at any future mine may differ significantly from those we have anticipated;

•
the title to some of the mineral properties may be uncertain or defective;

•
our business is subject to changes in the prices of copper, gold, silver, nickel, cobalt, vanadium and platinum group metals;

•
we have claims and legal proceedings against one of our subsidiaries;

•
our business is subject to significant risk and hazards associated with future mining operations;

•
we may fail to identify attractive acquisition candidates or joint ventures with strategic partners or be unable to successfully integrate acquired mineral properties;

•
we may fail to successfully manage joint ventures and are reliant on our joint venture partners to comply with their obligations;

•
our business is extensively regulated by the United States and foreign governments as well as local governments;

•
the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process;

•
our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations;

•
our activities may be hindered, delayed or have to cease as a result of climate change effects, including increased and excessive heating and the potential for forest fires at many of our properties; and

•
our operations may be impacted by the COVID-19 pandemic, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy.

You should carefully consider these risks, as well as the additional risks described in this prospectus and the documents incorporated by reference herein. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
These factors should not be construed as exhaustive and should be read in conjunction with the risks described under the heading “Risk Factors” in this prospectus, our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in this prospectus and such other filings. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.
USE OF PROCEEDS
We will not receive any proceeds from the sales of Shares by the selling stockholders.
DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which the Shares may be sold by the selling stockholders under this prospectus.
DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our Board of Directors and will depend upon such factors as our earnings, capital requirements, requirements under the Delaware General Corporation Law and other factors that our Board of Directors deems relevant.

SELLING STOCKHOLDERS
This prospectus covers the sale or other disposition by the selling stockholders and their respective donees, pledgees or other successors-in-interest of up to an aggregate of 19,763,175 shares of common stock registered on behalf of the selling stockholders in the manner contemplated under “Plan of Distribution” below. All of the 19,763,175 shares being registered under this registration statement are currently issued and outstanding shares of the Company.
The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders, the number of shares that may be offered under this prospectus by the selling stockholders and the number of shares of our common stock that will be owned by the selling stockholders assuming all of the shares covered hereby are sold by the selling stockholders. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act (“Rule 13(d)”), beneficial ownership includes all shares of our common stock as to which a selling stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the selling stockholders has the right to acquire within 60 days of October 23, 2023. The actual beneficial ownership of certain selling stockholders (determined in accordance with Rule 13(d)) does not necessarily correspond to the number of shares reflected below in the column “Maximum Number of Shares Being Offered.”
The Shares covered hereby may be offered from time to time by the selling stockholders. The selling stockholders may sell some, all or none of their respective shares. We do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares.
Generally, the shares owned by the selling stockholders include shares received by such stockholders (i) in our spin-off from HPX, (ii) in a subsequent partial distribution of shares of our common stock held by I-Pulse to its stockholders, (iii) in various private placements by the Company, (iv) upon the automatic conversion of convertible notes issued in private placements by the Company, and (iv) in exchange for shares of the Company held by I-Pulse underlying convertible notes issued by I-Pulse.
Pursuant to certain agreements we entered into with the selling stockholders, we granted certain registration rights to the selling stockholders. The agreements also provide, among other things, certain indemnification rights and reimbursement by the Company of certain fees and expenses. See “— Registration Rights Agreements.”
Except as otherwise disclosed herein and in the footnotes below with respect to the selling stockholders, the selling stockholders do not, and within the past three years, have not had, any position, office or other material relationship with us.
The information set forth below is based upon information obtained from the selling stockholders, upon information in our possession regarding the issuance of securities to the selling stockholders and upon information provided by the selling stockholders in beneficial ownership reports filed with the SEC. The percentages of shares of common stock beneficially owned before and after this offering are based on 117,524,115 shares of common stock outstanding as of October 23, 2023. Unless otherwise indicated below, the address for each beneficial owner is: c/o Ivanhoe Electric Inc., 606 – 999 Canada Place, Vancouver, BC, Canada V6C 3E1.

	Shares of Common Stock Beneficially Owned Prior To The Offering		Maximum Number of Shares That May Be Offered	Shares of Common Stock Beneficially Owned After The Offering (assuming all shares that are registered hereunder are sold)
Name of Selling Stockholder	Number	Percent		Number	Percent
Robert Friedland(1)(2)	10,821,227	9.1%	1,094,348	9,726,879	8.2%
Orion Mine Finance Fund III LP(3)	3,954,383	3.4%	3,954,383	—	—
Fidelity Contrafund entities(4)	6,330,606	5.4%	6,330,606	—	—
BlackRock and its managed funds(5)	5,788,600	4.9%	1,107,920	4,680,680	4.0%
BHP and its affiliates(6)(7)	5,114,993	4.4%	5,114,993	—	—
Fidelity Canada managed funds(8)	171,879	*	171,879	—	—
Sailing Stone Capital Partners LLC as Investment manager on behalf of Victory Global Energy Transition Fund, a series of Victory Portfolios(9)	4,014,901	3.4%	611,625	3,403,276	2.9%
CPG Investments LLC(10)	595,686	*	595,686	—	—
The Trustees of the University of Pennsylvania(11)	1,282,913	1.1%	308,110	974,803	*
AD Capital LLC(12)	379,704	*	148,548	231,156	*
Sailing Stone Global Natural Resources Fund LP(13)	469,055	*	111,689	357,366	*
Ceiba Holdings Ltd.(14)	173,245	*	67,720	105,525	*
Nairbo Investments Inc.(15)	86,333	*	33,746	52,587	*
Rubylous Limited(16)	69,795	*	27,449	42,346	*
The Trustees of the University of Pennsylvania Retiree Medical and Death Benefits Trust(17)	163,625	*	39,480	124,145	*
Gothic Corporation(18)	119,907	*	13,049	106,858	*
Inna O’Brian	28,777	*	11,249	17,528	*
Giant Sable Corporation(19)	47,508	*	6,749	40,759	*
Gothic JBD LLC(20)	43,879	*	4,724	39,155	*
Gothic HSP Corporation(21)	39,952	*	4,499	35,453	*
Gothic ERP LLC(22)	22,096	*	2,474	19,622	*
Kevin Howard Colborne	5,721	*	2,249	3,472	*

*
Represents beneficial ownership of less than 1%

(1)
Beneficial ownership includes (i) 9,939,284 shares of common stock, (ii) 687,499 shares of common stock issuable upon exercise of vested options and (iii) 194,444 shares of common stock issuable upon stock options which vest within 60 days. Does not include shares of common stock issuable upon conversion of a convertible note issued by I-Pulse described in note 2 below or 618,057 shares of our common stock issuable pursuant to stock options that are not exercisable within 60 days.

(2)
On March 30, 2022, I-Pulse issued to Mr. Friedland a promissory note evidencing I-Pulse’s obligation to repay a principal amount of $10 million with interest at a rate equal to 2% per annum, maturing on December 31, 2023. Under this promissory note, Mr. Friedland has the right to elect to receive, as payment in kind for the principal and interest then outstanding under such note, shares of common stock of the Company currently owned by I-Pulse. The number of shares of common stock will be calculated at a price per share equal to $10.575. Upon the maturity of such promissory note, if the outstanding balance of principal and interest was not previously paid in kind, I-Pulse may elect to repay such amount either in cash or in kind by delivering shares of common stock of the Company at a per share price equal to $10.575. To the extent that Mr. Friedland exercises his right to receive, or I-Pulse exercises its right to deliver, shares under this promissory note, Mr. Friedland’s percentage ownership in the company will increase.

(3)
Orion Mine Finance GP III LP (“Orion GP III LP”) is the general partner of Orion Mine Finance Fund III LP (“Orion Mine Finance Fund”) and Orion Mine Finance GP III LLC (“Orion III GP LLC”) is the general partner of Orion III GP LP. Orion GP III LP and Orion III GP LLC may also be deemed to have sole voting and investment power with respect to the shares held by Orion Mine Finance Fund. Orion GP III LP and Orion GP III LLC each disclaim beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein. Mr. Lewnowski is the managing member of Orion III GP LLC. The managing member may be deemed to exercise shared voting and investment power with respect to such shares. The managing member disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein. Mr. Lewnowski is a member of the Company’s Board of Directors. The address of Orion is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104.
(4)
Beneficial ownership includes (i) 4,718,028 shares of common stock held by Fidelity Contrafund, (ii) 1,177,411 shares of common stock held by Fidelity Contrafund Comingled Pool (iii) 429,670 shares of common stock held by Fidelity Contrafund K6 and (iv) 5,497 shares of common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund. FMR, LLC (“FMR”) has sole power to direct the disposition of the shares and sole power to vote the shares. Abigail P. Johnson is a Director, the Chair and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal address of FMR is 245 Summer Street, Boston, MA 02210.

(5)
Beneficial ownership includes (i) 3,467,285 shares of common stock held by BlackRock World Mining Trust plc, and (ii) 2,321,315 shares of common stock shares of common stock held by BlackRock Global Funds — World Mining Fund. The registered holders of the referenced shares are funds and accounts under management by subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is: 12 Throgmorton Avenue, London, EC2N 2DL, United Kingdom.

(6)
Beneficial ownership includes (i) 353,370 shares of common stock held by BHP Manganese Australia Pty Ltd and (ii) 4,761,623 shares of common stock held by WMC Corporate Services Inc. The BHP Group Limited entities are affiliated with BHP Group Limited, a public company listed on the Australian Stock Exchange, the New York Stock Exchange, the London Stock Exchange and the Johannesburg Stock Exchange. The address of the BHP Group Limited is 171 Collins Street, Melbourne, VIC 3000 Australia.

(7)
Ian Cockerill is a director of I-Pulse and BHP Group Limited.

(8)
Beneficial ownership includes (i) 43,520 shares of common stock held by Fidelity NorthStar Fund and (ii) 128,359 shares of common stock held by Fidelity True North Fund. Fidelity Investments Canada ULC is the manager of Fidelity NorthStar Fund and Fidelity True North Fund (the “Fidelity Funds”). The address of each Fidelity Fund is 483 Bay Street, Suite 300, Toronto, Ontario, M5G 2N7.

(9)
The address of Sailing Stone Capital Partners LLC is 100 Waugh Drive, Suite 600, Houston TX 77007.

(10)
The address of CPG Investments LLC is c/o 38 Beach Road, 32-12 South Beach Tower, 189767, Singapore.

(11)
The address of The Trustees of the University of Pennsylvania is 100 Waugh Drive, Suite 600, Houston. TX 77007.

(12)
The address of AD Capital LLC is 9701 Collins Ave 10015, Bal Harbour, FL, 33154.

(13)
The address of Sailing Stone Global Natural Resources Fund  LP is 100 Waugh Drive, Suite 600, Houston TX 77007.

(14)
The address of Ceiba Holdings Ltd. is Cayman Corporate Centre, 27 Hospital Road, Grand Cayman, Cayman Islands KY1-9008.

(15)
The address of Nairbo Investments Inc. is 6650 Balaclava St., Vancouver BC, V6N 1L9, Canada.

(16)
Rubylous Limited is beneficially owned by Philip Mitchell who is the Chief Financial Officer of I-Pulse. The address of Rubylous Limited is 11 Danbury Street London N1 8LD, United Kingdom.

(17)
The address of the University of Pennsylvania Retiree Medical and Death Benefits Trust is 100 Waugh Drive, Suite 600, Houston. TX 77007.

(18)
The address of Gothic Corporation is 115 Broadway, 5th Floor, New York, NY 10006.

(19)
The address of Giant Sable Corporation is 19th Floor, Newton Tower, Sir William Newton Street, Port-Louis, Mauritius, 11328.

(20)
The address of Gothic JBD LLC is 115 Broadway, 5th Floor, New York, NY 10006.

(21)
The address of Gothic HSP Corporation is 115 Broadway, 5th Floor, New York, NY 10006.

(22)
The address of Gothic ERP is 115 Broadway, 5th Floor, New York, NY 10006.

Material Relationships with the Selling Stockholders
Certain material relationships between the Company and the selling stockholders are set forth in the footnotes to the tables above, in the summary that follows below as well as elsewhere in this prospectus and the documents which are incorporated herein by reference.

Directors and Officers
Robert Friedland.   Robert Friedland is our founder, Executive Chairman and a member of our Board of Directors, and was formerly our Chief Executive Officer. He is the founder, Chairman, interim Chief Executive Officer and a 21.4% stockholder of I-Pulse. I-Pulse was the parent of our predecessor HPX. Mr. Friedland also served as the Chief Executive Officer of HPX until July 2022. Further information regarding material direct and indirect relationships between Mr. Friedland and us, our predecessor HPX and our affiliates is set forth below and in the documents incorporated by reference in this prospectus.
Stockholders Agreements
CI Stockholders’ Agreement.   We are party to a stockholders’ agreement dated as of April 30, 2021 (as amended by the first amendment thereto dated as of June 28, 2021), among us, I-Pulse, Ivanhoe Industries, Point Piper, Century and Iridium (the “CI Stockholders’ Agreement”). The CI Stockholders’ Agreement provides the investors with certain rights, including co-sale rights and rights to participate in certain equity issuances as well as the right to nominate two directors to our Board of Directors. The CI Stockholders’ Agreement also provides I-Pulse with the right to nominate five directors to our Board of Directors. These rights terminated immediately before the closing of our initial public offering.
The investors have granted I-Pulse and the non-transferring investor a right of first refusal to purchase all of the common stock that such investor may propose to sell or otherwise transfer at the same price and on the same terms and conditions as those offered to the prospective transferee. These rights terminated immediately before the closing of our initial public offering.
The CI Stockholders’ Agreement grants the investor parties thereto certain registration rights in respect of the offer and sale of common stock held by them. For a description of these rights, see “— Registration Rights” below.
Second Amended and Restated Stockholders’ Agreement.   We are party to a Second Amended and Restated Stockholders’ Agreement dated as of April 5, 2022, among us, I-Pulse, Castelnau LLC (f/k/a Ivanhoe Industries, LLC), Robert Friedland, and each of the investors party thereto (the “Second A&R Stockholders’ Agreement”), which further amends and restates the Stockholders’ Agreement that we entered into in connection with the spin-off and previously amended and restated as of August 3, 2021. The Second A&R Stockholders’ Agreement provided the investors with certain co-sale rights and rights to participate in certain equity issuances. These rights terminated immediately before, the closing of our initial public offering.
The Second A&R Stockholders’ Agreement prohibits the investors from transferring their securities (other than to a permitted transferee) unless (i) such investor notifies us of the proposed transfer and the circumstances surrounding the proposed transfer, and such investor furnishes us with an opinion of counsel (if requested by us) that such transfer will not require registration under the Securities Act; (ii) if immediately prior to such transfer the prospective transferee, together with its affiliates, owns securities that in the aggregate represent less than ten percent (10%) of the shares of common stock of the company on a fully diluted basis and, after giving effect to the transfer, the prospective transferee, together with its affiliates, would not own securities that in the aggregate represent ten percent (10%) or more of the shares of common stock on a fully diluted basis; and (iii) the proposed transferee agrees to be bound to the Second A&R Stockholders’ Agreement.
The Second A&R Stockholders’ Agreement also grants the investor parties thereto certain registration rights in respect of the offer and sale of common stock held by them. For a description of these rights, see “— Registration Rights” below.
Registration Rights
We have entered into agreements with certain of our stockholders and other parties which require us to register the sale of their shares of common stock. The Registration Statement of which this prospectus is a part is being filed pursuant to our obligations under certain of these agreements.

CI Stockholders Agreement
General.   The CI Stockholders’ Agreement grants the investor parties thereto certain registration rights in respect of the offer and sale of the “registrable securities” held by them, which securities, pursuant to the terms of such agreement, include the shares of our common stock owned by an investor or its permitted assignee or issuable upon conversion, exercise or exchange of preferred stock or warrants, exercise or exchange of preferred stock or warrants owned by such holder from time to time, including any Common Stock issued as (or issuable upon conversion, exercise or exchange of preferred stock or warrants issued as) a split, stock dividend or similar distribution or event with respect to, in exchange for, or in replacement of, any of the foregoing shares. Holders of a significant number of shares of our common stock are entitled to certain registration rights pursuant to the CI Stockholders’ Agreement. Under the CI Stockholders’ Agreement, we will pay all expenses relating to such registrations, including the fees of one counsel for the selling holders not to exceed $20,000 per registration, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The CI Stockholders’ Agreement also includes customary indemnification and procedural terms.
These registration rights will expire on the earliest to occur of (a) the seventh anniversary of the consummation of our initial public offering or (b) when each holder has sold all of its registrable securities.
Demand Registration Rights.   At any time beginning 180 days after the effective date of the registration statement related to our initial public offering, the holders of not less than a majority of the common stock on a fully diluted basis then outstanding may request that we prepare, file, and maintain a registration statement on Form S-1 to register the offer and sale of all or part of their registrable securities if the aggregate offering price, net of selling expenses, of the registrable securities requested to be registered would exceed $10.0 million. We are not required to effect more than three demand registrations.
Piggyback Registration Rights.   In the event that we propose to register the offer and sale of any of our securities in an underwritten offering in which (i) any of our securities owned beneficially or of record by I-Pulse or any of its affiliates or any investor are included in the registration statement for such offering as securities being offered by a selling stockholder or, (ii) at any time 180 days after the effective date of the registration statement related to our initial public offering, our securities of any other holder are included in the registration statement for such offering as securities being offered by a selling stockholder, the stockholders party to the Stockholders’ Agreement will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to certain marketing and other conditions and limitations.
Second Amended and Restated Stockholders’ Agreement
General.   The Second A&R Stockholders’ Agreement grants the investor parties thereto certain registration rights in respect of the offer and sale of the “registrable securities” held by them, which securities, pursuant to the terms of such agreement, include the shares of our common stock owned by an investor or its permitted assignee or issuable upon conversion, exercise or exchange of preferred stock or warrants, exercise or exchange of Preferred Stock or Warrants owned by such holder from time to time, including any Common Stock issued as (or issuable upon conversion, exercise or exchange of Preferred Stock or Warrants issued as) a split, stock dividend or similar distribution or event with respect to, in exchange for, or in replacement of, any of the foregoing shares. Holders of a significant number of shares of our common stock are entitled to certain registration rights pursuant to the Second A&R Stockholders’ Agreement. Under the Second A&R Stockholders’ Agreement, we will pay all expenses relating to such registrations, including the fees of one counsel for the selling holders not to exceed $20,000 per registration, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The Second A&R Stockholders’ Agreement also includes customary indemnification and procedural terms.
These registration rights will expire on the earliest to occur of (a) the seventh anniversary of the consummation of our initial public offering or (b) when each holder has sold all of its registrable securities.
Demand Registration Rights.   At any time beginning 180 days after the effective date of the registration statement related to our initial public offering, the holders of not less than a majority of the common stock on a fully diluted basis then outstanding may request that we prepare, file, and maintain a registration statement on Form S-1 to register the offer and sale of all or part of their registrable securities if the aggregate offering price, net of selling expenses, of the registrable securities requested to be registered would exceed $10.0 million. We are not required to effect more than three demand registrations.
Piggyback Registration Rights.   In the event that we propose to register the offer and sale of any of our securities in an underwritten offering in which (i) any of our securities owned beneficially or of record by I-Pulse or any of its affiliates or any investor are included in the registration statement for such offering as securities being offered by a selling stockholder or, (ii) at any time 180 days after the effective date of the registration statement related to our initial public offering, our securities of any other holder are included in the registration statement for such offering as securities being offered by a selling stockholder, the stockholders party to the Stockholders’ Agreement will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to certain marketing and other conditions and limitations.
Resale Registration Rights.   If a qualifying initial public offering occurs and the Company is required to file with the SEC a shelf registration statement relating to the offer and sale of shares of common stock issuable upon conversion of the Convertible Notes then held by the investors party to the Convertible Notes Registration Rights Agreement (a “Shelf Registration”), the Company must offer to include in such filing any registrable securities any such investor may request. The Company agreed to use its best efforts to cause such Shelf Registration Statement to become effective as soon as reasonably practicable after the filing thereof in accordance with the terms of the Convertible Notes Registration Rights Agreement and will use its best efforts to keep such Shelf Registration Statement continuously effective to allow the prospectus forming part of such Shelf Registration Statement to be useable by such investor(s) until the later of: (i) the last day of the “Shelf Period” (as defined in the Convertible Notes Registration Rights Agreement) and (ii) the earlier of: (x) the first date as of which the investors party to the Second Amended and Restated Stockholders Agreement no longer hold any registrable securities and (y) the fifth anniversary of the closing date of the qualifying initial public offering. All rights to a Shelf Registration will terminate upon the expiration of this period.
Amended and Restated Convertible Notes Registration Rights Agreement
In connection with the offering of our Series 1 Convertible Notes, we entered into a registration rights agreement dated as of August 3, 2021, which was amended and restated on April 5, 2022 in connection with the issuance of the Series 2 Convertible Notes (the “Convertible Notes Registration Rights Agreement”) with the purchasers of the Convertible Notes pursuant to which we agreed to file a registration statement to register the resale of shares issued upon conversion of the Convertible Notes. We are required to file the registration statement within 10 days following the expiration of the 180-day lock-up period related to our initial public offering. In the event that we are obligated to file a registration statement 10 days following the expiration of the 180-day lock-up period, and prior to such time the conversion shares may be resold to the public without restriction under Rule 144, our obligations under the Convertible Notes Registration Rights Agreement will terminate.
Certain holders of our common stock are entitled to certain registration rights pursuant to the Convertible Notes Registration Rights Agreement.
We are obligated to keep the registration statement continuously effective until the earlier of: (i) the date as of which all registrable securities have been sold pursuant to the registration statement; and (ii) the first date as of which the investors have sold their conversion shares pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, or such conversion shares may be resold to the public without restriction under Rule 144.
Under the Convertible Notes Registration Rights Agreement, we will pay all expenses relating to such registrations, including the fees of one counsel for the selling holders not to exceed $20,000, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The Convertible Notes Registration Rights Agreement also includes customary indemnification and procedural terms.
Indemnity Agreements
We entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director.
Sales of Shares of Common Stock and Convertible Notes
On April 5, 2022, we entered into subscription agreements with certain investors with respect to the issuance and sale of our Series 2 Convertible Notes. The following table sets forth the principal amount of our Series 2 Convertible Notes issued and sold to selling stockholders, and any affiliate or immediate family member thereof, pursuant to such subscription agreements:
Name	Aggregate Principal Amount of Series 2 Convertible Notes
Orion Mine Finance Fund III LP	$6,200,000
On September 2, 2021 we entered into subscription agreements with certain investors with respect to the issuance and sale of shares of our common stock and Series 1 Convertible Notes. The following table sets forth the number of shares of our common stock and the principal amount of our Series 1 Convertible Notes issued and sold to selling stockholders, and any affiliate or immediate family member thereof, pursuant to such subscription agreements:
Name	Number of Shares of Common Stock Purchased	Aggregate Principal Amount of Series 1 Convertible Notes	Aggregate Purchase Price
THISBE & CO fbo Fidelity NorthStar Fund	39,500	$491,775	$590,130
THISBE & CO fbo Fidelity True North Fund	116,500	$1,450,425	$1,740,510
BHP Manganese Australia Pty Ltd.	150,500	$1,873,725	$2,248,470
BlackRock World Mining Trust plc	1,004,000	$12,499,800	$14,999,760
On August 3, 2021 we entered into subscription agreements with certain investors with respect to the issuance and sale of shares of our common stock and Series 1 Convertible Notes. The following table sets forth the number of shares of our common stock and the principal amount of our Series 1 Convertible Notes issued and sold to selling stockholders, and any affiliate or immediate family member thereof, pursuant to such subscription agreements:
Name	Number of Shares of Common Stock Purchased	Aggregate Principal Amount of Series 1 Convertible Notes	Aggregate Purchase Price
Robert Friedland	502,000	$6,249,900	$7,499,880
Orion Mine Finance Fund III LP	803,166	$9,999,425	$11,999,490
Intellectual Property Licensing Agreement with I-Pulse
On April 30, 2021, HPX, GEO27 S.a.r.l. (“GEO”), HPX TechCo Inc. (“HPX TechCo”), the Company and I-Pulse entered into an assignment and novation agreement. Pursuant to the agreement, each of HPX, GEO and HPX TechCo assigned to the Company all of their respective rights, duties and obligations under their respective license agreement with I-Pulse with respect to certain patent rights and intellectual property rights.

Transactions with I-Pulse
Between August 3, 2021 and November 17, 2021, we and I-Pulse issued and sold “bundles” of securities comprised of (i) an aggregate of 4,015,990 shares of our common stock, (ii) $49,999,200 aggregate principal amount of our convertible notes, and (iii) $19,999,680 aggregate principal amount of the I-Pulse convertible notes. The securities comprising the bundles were immediately separable and all convertible notes were automatically converted into shares of our common stock upon our initial public offering. Holders of the I-Pulse convertible notes had the right under certain circumstances described below to acquire existing outstanding shares of our common stock owned by I-Pulse in exchange for the I-Pulse convertible notes. Pursuant to the terms of the I-Pulse convertible notes, upon the consummation of our initial public offering, the I-Pulse convertible notes, including any accrued but unpaid interest, could be exchanged, in whole or in part, at the option of the holder, into shares of our common stock currently held by I-Pulse at a price per share equal to $4.6929 per share of common stock. The I-Pulse convertible notes were also convertible at any time prior to maturity into shares of I-Pulse common stock. In the event of a Change of Control of I-Pulse (as defined in the I-Pulse convertible notes), the holder had the option, among other options, to exchange the outstanding principal amount of (and accrued but unpaid interest on) the I-Pulse convertible notes into shares of our common stock currently held by I-Pulse. The I-Pulse Convertible Notes matured on July 31, 2023. If upon the maturity date, any I-Pulse convertible notes remained outstanding, then in lieu of paying all or portion of the outstanding principal amount (and accrued and unpaid interest) in cash, I-Pulse, at its option, was entitled to exchange the notes, in whole or in part, for shares of our common stock held by I-Pulse.
On March 30, 2022, I-Pulse issued to Mr. Friedland a promissory note evidencing I-Pulse’s obligation to repay a principal amount of $10 million with interest at a rate equal to 2% per annum, maturing on December 31, 2023. Under this promissory note, if a qualifying initial public offering by the Company occurs before the note maturity date, Mr. Friedland has the right to elect to receive, as payment in kind for the principal and interest then outstanding under such note, shares of common stock of the Company currently owned by I-Pulse. The number of shares of common stock will be calculated at a price per share equal to: (A) 90% of the gross price per share at which common stock of the Company is sold in the qualifying initial public offering, if the qualifying initial public offering occurs on or before September 30, 2022; (B) 85% of the gross price per share at which common stock of the Company is sold in the qualifying initial public offering, if the qualifying initial public offering occurs on or after October 1, 2022 but on or before December 31, 2022; or (C) 80% of the gross price per share at which common stock of the Company is sold in the qualifying initial public offering, if the qualifying initial public offering occurs on or after January 1, 2023. Upon the maturity of such promissory note, if the outstanding balance of principal and interest was not previously paid in kind, I-Pulse may elect to repay such amount either in cash or in kind by delivering shares of common stock of the Company in accordance with the price per share described in the preceding sentence.
On March 30, 2022, Orion Mine Finance Fund III LP (“Orion”) entered into a share exchange option agreement with I-Pulse. Following any qualifying initial public offering, but prior to the 30th day after the Shelf Registration Statement (as defined in the Convertible Notes Registration Rights Agreement) has become effective under the Securities Act, Orion is entitled to deliver to I-Pulse up to $10 million of shares of common stock of HPX, and receive in exchange shares of common stock of the Company currently held by I-Pulse. The share exchange was completed in August 2022 and Orion received 945,626 shares of common stock of the Company from I-Pulse.
On June 14, 2022, I-Pulse entered into a guaranty of certain indebtedness incurred on such date by HPX and owed to OMF Fund III (F)  Ltd. (“OMF”). As security for its obligations in respect of such guaranty, I-Pulse entered into a pledge agreement with OMF, pursuant to which I-Pulse granted OMF a pledge of and a security interest in 1,702,128 shares of the Company’s common stock currently held by I-Pulse (the “Initial Pledged Shares”). If, on the date of a qualifying initial public offering, the aggregate value of the Initial Pledged Shares (as determined by reference to the gross price per share at which common stock of the Company is sold in the qualifying initial public offering) is less than $20 million, then within five business days thereafter, I-Pulse will be required to pledge an additional number of shares of the Company’s common stock (the “Subsequent Pledged Shares” and, together with the Initial Pledged Shares, the “Pledged Shares”), such that the aggregate value of the Pledged Shares (as determined by reference to the gross price per share at which common stock of the Company is sold in the qualifying initial public offering) is at least equal to $20 million. In connection with this transaction, we have agreed to provide registration rights to OMF with respect to the Pledged Shares upon the closing of our initial public offering. The loan was repaid in March 2023.

Purchase of Brixton Metals Securities
In October 2020, Newstar Advantage Ltd., an entity affiliated with Mr. Friedland (“Newstar”), acquired shares and warrants of Brixton in a private placement for a purchase price of C$2.0 million. Brixton used the funds to purchase a portion of a royalty on the Hog Heaven project on which the Company had an earn-in. The Company entered into a Securities Purchase Agreement dated October 21, 2021 pursuant to which the Company purchased 8,510,638 common shares and 8,510,638 common share purchase warrants from Newstar for an aggregate purchase price of C$2.0 million.
Aviation Services
On September 1, 2021, the Company entered into a Memorandum of Understanding (the “MOU”) with Ivanhoe Capital Aviation Ltd. (“ICA”), an entity beneficially owned by Mr. Friedland, providing for certain aviation services to the Company. Pursuant to the terms of this agreement, the Company agreed to pay ICA $1.0 million per year (billed in equal monthly installments) for the use of ICA’s aircraft. The Company also made a one-time payment to ICA of $1.0 million as rental payment to lCA for past use of its aircraft to advance the Company’s business and its projects. Either party may terminate the MOU for any reason at any time. Upon termination, we are obligated to pay all outstanding rent and other amounts for the calendar year in with the termination occurs.

PLAN OF DISTRIBUTION
Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
in the over-the-counter market;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
privately negotiated transactions;

•
settlement of short sales;

•
in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective with respect to the shares registered pursuant to (1) the Seconded Amended and Restated Registration Rights Agreement, until the later of (i) the date as of which all registrable securities have been sold pursuant to this Registration Statement or another registration statement filed under the Securities Act and (y) the first date as of which the selling stockholders no longer hold any registrable securities and (ii) the earlier of (x) the first date as of which the selling stockholders no longer hold any registrable securities and (y) the fifth anniversary of the closing of our initial public offering; (2) the Convertible Notes Registration Rights Agreement, until the earlier of (i) the date as of which all registrable securities have been sold pursuant to this Registration Statement or another registration statement filed under the Securities Act and (ii) the first date as of which the selling stockholders no longer hold any registrable securities; and (3) the CAR Registration Rights Agreement until the earlier of (i) the date on which the securities have been sold pursuant to this Registration Statement and (ii) the first date as of which CAR has sold its shares pursuant to Rule 144 under the Securities Act, or such shares may be resold to the public without restriction under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. On June 16, 2022, we effected a 3-for-1 reverse stock split of our outstanding shares of common stock (the “Reverse Stock Split”). Unless the context provides otherwise, all references in this prospectus to common stock, options to purchase common stock, per share data and related information have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.
General
Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Common stock outstanding.   At October 23, 2023, there were 117,524,115 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.
Voting rights.   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.
Dividend rights.   We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon liquidation.   In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights.   The holders of our common stock have no preemptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation, surrender or sinking or purchase fund provisions applicable to our common stock.
Preferred Stock
Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. We currently have no plans to issue any preferred stock.
Certain Amended and Restated Certificate of Incorporation and Bylaw Provisions
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Limits on Written Consents
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.
Limits on Special Meetings
Special meetings of the stockholders may be called at any time only by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, or (iii) our Board of Directors pursuant to a resolution adopted by the Board of Directors.
Choice of Forum
Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law (the “DGCL”); and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The foregoing provision does not apply to claims under the Securities Act, the Exchange Act, or any claim for which the United States federal courts have exclusive jurisdiction. Our Amended and Restated Certificate of Incorporation further provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Our Amended and Restated Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
While Delaware courts have determined that choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions to be contained in our Amended and Restated Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the choice of forum provision in our Amended and

Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Amendments to our Governing Documents
Generally, the amendment of our Amended and Restated Certificate of Incorporation requires approval by our Board of Directors and the vote of holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors. Any amendment to our Amended and Restated Bylaws requires the approval of either a majority of our Board of Directors or holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors.
Board of Directors
Our Board of Directors consists of a single class of directors and directors will serve until a successor is duly elected and qualified or until a director’s earlier death, removal or resignation (other than directors that may be elected by holders of our preferred shares, if any).
Under Section 141 of the DGCL, directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled by vote of a majority of our directors then in office. Our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of our Board of Directors.
Delaware Business Combination Statute
We have elected to be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for the three years after becoming an interested stockholder unless:
•
the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Some Provisions
Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make the acquisition of control of us by means of a proxy contest or otherwise more difficult.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Listing
Our common stock is listed on the NYSE American under the symbol “IE” and on the TSX also under the symbol “IE.”
Transfer Agent and Registrar
The United States transfer agent and registrar for the common stock is Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021 and the Canadian transfer agent and registrar for the common stock is Computershare Investor Services Inc. located at 510 Burrard Street, Vancouver, B.C. V6C 3B9.
CERTAIN UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain material United States federal income tax and estate tax consequences to a non-U.S. holder (as defined below) relating to the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income or estate tax consequences different from those set forth below. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under United States federal gift and estate tax laws, except to the limited extent below. This summary also does not address all aspects of U.S. federal income taxation, such as the U.S. alternative minimum income tax and the additional tax on net investment income. Except as provided below, this summary does not address tax reporting requirements. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:
•
banks, insurance companies or other financial institutions;

•
persons subject to special tax accounting rules;

•
persons subject to the alternative minimum tax;

•
tax-exempt organizations, tax-qualified retirement plans, and pension plans;

•
controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax and, in each case, shareholders thereof;

•
partnerships or other entities treated as pass-through entities for United States federal income tax purposes;

•
dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
persons who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services;

•
persons that own, or are deemed to own, more than five percent (by voting power or value) of our common stock, except to the extent specifically set forth below;

•
real estate investment trusts or regulated investment companies;

•
certain U.S. expatriates, former citizens or long-term residents of the United States;

•
persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction;

•
corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes; or

•
persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

In addition, if a partnership, including any entity or arrangement classified as a partnership for United States federal income tax purposes, holds our common stock, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the United States federal income tax consequences to them of the acquisition, ownership, and disposition of our common stock.
Prospective investors are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the United States federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, a non-U.S. holder is a beneficial owner of shares of our common stock that is not, for United States federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•
a partnership (or other entity treated as a partnership for United States federal income tax purposes);

•
an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

Distributions
We have not paid and we do not anticipate declaring or paying dividends in the foreseeable future to holders of our common stock. However, if we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital that reduces a non-U.S. holder’s adjusted basis in such holder’s common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “—   Sale, Exchange or Other Disposition of Our Common Stock,” below.
Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), distributions treated as dividends on our common stock held by a non-U.S. holder generally will be subject to United States federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Forms. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. Holder, including, but not limited to, distributions of cash, common stock or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by Treasury Regulations. If we are a USRPHC (as defined below) and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.
If a non-U.S. holder holds our common stock in connection with the non-U.S. holder’s conduct of a trade or business within the United States, and dividends paid on our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and, if an applicable tax treaty so provides, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividends will not be subject to the 30% United States federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to United States federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as United States persons. Dividends received by a non-U.S. holder that is a corporation for United States federal income tax purposes and which are effectively connected with the conduct of a United States trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).
A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.
Sale, Exchange or Other Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA (as defined below), a non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or other disposition of our common stock unless:
•
such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•
such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•
our common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a “United States real property holding corporation” (“USRPHC”) at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to tax at a gross rate of 30% on the amount by which such non-U.S. holder’s taxable capital gains allocable to United States sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to United States sources, except as otherwise provided in an applicable income tax treaty.
If the gain is described in the second bullet point above, gain realized by the non-U.S. holder generally will be subject to United States federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a United States person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for United States federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on such effectively connected gain, as adjusted for certain items.
With respect to the third bullet point above, because we hold significant real property interests in the United States, we believe we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, it is possible we may (or may not) remain a USRPHC in the future. As a USRPHC, if our common stock is “regularly traded” on an “established securities market” (in each case, as defined by applicable Treasury Regulations) (the “Regularly Traded Exception”) during the calendar year in which a non-U.S. holder disposes of our stock, the non-U.S. holder would not be subject to taxation on the gain on the disposition of our common stock under this rule unless the non-U.S. holder has, actually or constructively, owned more than 5% of our outstanding common stock at any time during the shorter of the five-year period ending on the date of the disposition of such common stock or the non-U.S. holder’s holding period for such common stock. We believe that our common stock currently is and will continue to be regularly traded on an established securities market. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other taxable disposition of shares of our common stock by a non-U.S. holder is subject to United States federal income taxation by reason of such stock being treated as a USRPI, such non-U.S. holder generally would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder and would be required to file a United States federal income tax return for the taxable year in which such gain was recognized. In addition, the purchaser of our shares of common stock from a non-U.S. holder generally would be required to withhold and remit to the IRS fifteen percent (15%) of the purchase price paid to such non-U.S. holder unless, at the time of such sale or other disposition, any class of our stock is regularly traded on an established securities market (as discussed above) or any other exception to such withholding applies.
Federal Estate Tax
Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid to a non-U.S. holder on, or subject to the proposed Treasury Regulations discussed below, gross proceeds from the disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and subject to proposed Treasury Regulations described below, to payments of gross proceeds from the sale or other disposition of such stock. The United States Department of Treasury has released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of our common stock. There can be no assurance that the proposed Treasury Regulations will be finalized in their present form.
Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to an investment in our common stock.
Backup Withholding and Information Reporting
Backup withholding, currently at a rate of 24%, generally will not apply to dividends paid to a non-U.S. holder on, or to the gross proceeds paid to a non-U.S. holder from a disposition of, our common stock, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.
We are required to report annually to the IRS the amount of any dividends paid to a non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an income tax treaty or other agreement between the United States and the tax authorities in such country. In addition, proceeds from the disposition by a non-U.S. holder of our common stock that is transacted within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. The United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is timely furnished to the IRS.
The preceding summary is for informational purposes only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change.
EXPERTS
The financial statements of Ivanhoe Electric Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
Glen Kuntz, one of the qualified persons named in the prospectus or in the documents incorporated by reference herein is an employee and one of our executive officers. As of the date hereof, he holds certain shares and options to acquire common stock aggregating less than 1% of our outstanding shares of common stock.

The technical information incorporated by reference herein concerning the Tintic Project was derived from the S-K 1300 technical report summary entitled “SEC Technical Report Summary, Exploration Results Report, Tintic Project, Utah, U.S.A.”, dated November 1, 2021, prepared by SRK Consulting (U.S.), Inc. (“SRK”), independent mining consultants. As of the date hereof, SRK beneficially owns none of our outstanding common stock.
The technical information incorporated by reference herein concerning the Santa Cruz Project, including estimates of mineral resources, was derived from the S-K 1300 technical report summary entitled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona”, dated September 6, 2023, prepared by SRK, KCB Consultants Ltd., Life Cycle Geo, LLC, M3 Engineering and Technology Corp., Nordmin Engineering Ltd., Call & Nicholas, Inc., Tetra Tech, Inc., INTERA Incorporated, Haley & Aldrich, Inc. and Met Engineering, LLC, all of whom are independent mining consultants (collectively, the “Santa Cruz Authors”). As of the date hereof, the Santa Cruz Authors beneficially own none of our outstanding common stock.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith.
Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit to the registration statement reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.
The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 14, 2023, including the Part III information incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 15, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 14, 2023;

•
Current Reports on Form 8-K filed on January 11, 2023, February 14, 2023, March 17, 2023, May 11, 2023, May 11, 2023, May 15, 2023, May 24, 2023, June 8, 2023, July 6, 2023, September 6, 2023,

September 14, 2023, September 19, 2023, October 23, 2023 and October 24, 2023, in each case, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act;
•
all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the post-effective amendment to the registration statement filed on October 25, 2023 and prior to the effectiveness thereof; and

•
The description of our common stock which is contained in a registration statement on Form 8-A filed on June 27, 2022 (File No. 001-41436) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.ivanhoeelectric.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:
Investor Relations
Ivanhoe Electric Inc.
606 – 999 Canada Place
Vancouver, BC V6C 3E1
Canada
(604) 689-8765

PRELIMINARY PROSPECTUS
19,763,175 SHARES
IVANHOE ELECTRIC INC.
Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
Amount to be Paid
SEC registration fee*	$42,229
Printing and engraving expenses	80,000
Legal fees and expenses	160,000
Accounting fees and expenses	40,000
Miscellaneous	7,771
Total	$330,000

*
Previously paid

Each of the amounts set forth above, other than the SEC registration fee, is an estimate.
Item 15.   Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its directors to provide these directors additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Amended and Restated Certificate of Incorporation and to provide additional procedural protections. These agreements, among other things, require the Registrant to indemnify each director to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Any underwriting agreement that the Registrant may enter into may provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.
Item 16.   Exhibits and Financial Statement Schedules.
The list of exhibits set forth under “Exhibit Index” at the end of this Registration Statement is incorporated by reference.

Item 17.   Undertakings.
(a)   The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No.	Document
2.1
Contribution Agreement dated as of April 30, 2021, between the High Power Exploration Inc. and the Registrant (incorporated by reference to Exhibit 2.1 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.1
Stockholders Agreement dated as of April 30, 2021, by and among the Registrant, I-Pulse Inc., Ivanhoe Industries, LLC, Point Piper, LLC, Century Vision Holdings Limited and Iridium Opportunity Fund A LP (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.2
First Amendment dated as of June 28, 2021 to the Stockholders Agreement dated as of April 30, 2021, by and among the Registrant, I-Pulse Inc., Ivanhoe Industries, LLC, Point Piper, LLC, Century Vision Holdings Limited and Iridium Opportunity Fund A LP (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.3
Second Amended and Restated Stockholders Agreement dated as of April 5, 2022, by and among the Registrant, I-Pulse Inc., Ivanhoe Industries, LLC, Point Piper, LLC, and each of the investors signatory thereto (incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.4
Amended and Restated Registration Rights Agreement dated as of April 5, 2022, by and among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-1 file number 333-265175)

5.1*	Opinion of Reed Smith LLP (previously filed as Exhibit 5.1 to Amendment No. 3 to the Original Registration Statement (File No. 333-369029), filed on March 20, 2023).
23.1**	Consent of Deloitte LLP
23.2*	Consent of Reed Smith LLP (included in Exhibit 5.1)
23.3*
Consent of SRK Consulting (U.S.) Inc. related to the Tintic Technical Report (previously filed as Exhibit 23.3 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2022).

23.4*
Consent of Nordmin Engineering Ltd related to the Santa Cruz Project (previously filed as Exhibit 23.4 to Amendment No. 3 to the Original Registration Statement (File No. 333-369029), filed on March 20, 2023).

23.5*	Consent of Glen Kuntz related to the San Matias Project (previously filed as Exhibit 23.5 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2022).
23.6*	Consent of Joanne Robinson related to the San Matias Project (previously filed as Exhibit 23.6 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2022).
23.7*	Consent of Kurt Boyko related to the San Matias Project (previously filed as Exhibit 23.7 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2022).
23.8*	Consent of Steven Pumphrey related to the San Matias Project (previously filed as Exhibit 23.8 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2022).
23.9*	Consent of Harold Harkonen related to the San Matias Project (previously filed as Exhibit 23.9 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.10*	Consent of Patrick Williamson related to the San Matias Project (previously filed as Exhibit 23.10 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.11*	Consent of Peter Cepuritis related to the San Matias Project (previously filed as Exhibit 23.11 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.12*	Consent of Wilson Muir related to the San Matias Project (previously filed as Exhibit 23.12 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.13*	Consent of Christopher Martin related to the San Matias Project (previously filed as Exhibit 23.13 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).

Exhibit No.	Document
23.14*	Consent of Volodymyr Liskovych related to the Ivory Coast Project (previously filed as Exhibit 23.14 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.15*	Consent of Schadrac Ibrango related to the Ivory Coast Project (previously filed as Exhibit 23.15 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.16*	Consent of Nalini Singh related to the Ivory Coast Project (previously filed as Exhibit 23.16 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.17*	Consent of Daniel M. Gagnon related to the Ivory Coast Project (previously filed as Exhibit 23.17 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.18*	Consent of Ryan Cunningham related to the Ivory Coast Project (previously filed as Exhibit 23.18 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.19*	Consent of Brian Cole related to the Pinaya Project (previously filed as Exhibit 23.19 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.20*	Consent of Ronald G. Simpson related to the Pinaya Project (previously filed as Exhibit 23.20 to the Original Registration Statement (File No. 333-369029), filed on December 27, 2023).
23.21*
Consent of Met Engineering related to the Santa Cruz Project (previously filed as Exhibit 23.21 to Amendment No. 3 to the Original Registration Statement (File No. 333-369029), filed on March 20, 2023).

23.22*
Consent of Marie-Claude Dion St-Pierre related to the Ivory Coast Project (previously filed as Exhibit 23.22 to Amendment No. 3 to the Original Registration Statement (File No. 333-369029), filed on March 20, 2023).

23.23	Consent of SRK Consulting (U.S.), Inc. relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.1 of the Company’s Form 8-K filed on September 6, 2023)
23.24	Consent of KCB Consultants Ltd. relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.2 of the Company’s Form 8-K filed on September 6, 2023)
23.25	Consent of Life Cycle Geo, LLC relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.3 of the Company’s Form 8-K filed on September 6, 2023)
23.26	Consent of M3 Engineering and Technology Corp. relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.4 of the Company’s Form 8-K filed on September 6, 2023)
23.27	Consent of Nordmin Engineering Ltd. relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.5 of the Company’s Form 8-K filed on September 6, 2023)
23.28	Consent of Call & Nicholas, Inc. relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.6 of the Company’s Form 8-K filed on September 6, 2023)
23.29	Consent of Tetra Tech, Inc. relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.7 of the Company’s Form 8-K filed on September 6, 2023)
23.30	Consent of INTERA Incorporated relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.8 of the Company’s Form 8-K filed on September 6, 2023)
23.31	Consent of Haley & Aldrich, Inc. relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.9 of the Company’s Form 8-K filed on September 6, 2023)
23.32	Consent of Met Engineering, LLC relating to the Santa Cruz Initial Assessment (incorporated by reference to Exhibit 23.10 of the Company’s Form 8-K filed on September 6, 2023)
23.33	Consent of Todd McCracken relating to the Ivory Coast Project (incorporated by reference to Exhibit 23.11 of the Company’s Form 8-K filed on September 6, 2023)
23.34	Consent of Chris Martin relating to the Ivory Coast Project (incorporated by reference to Exhibit 23.12 of the Company’s Form 8-K filed on September 6, 2023)
24.1*	Power of Attorney (reference is made to the signature page to the Original Registration Statement)

Exhibit No.	Document
96.1
SEC Technical Report Summary, Exploration Results Report, Tintic Project Utah, U.S.A., prepared by SRK Consulting (U.S.) Inc., with an effective date of May 5, 2021 (incorporated by reference to Exhibit 96.2 of the Company’s Registration Statement on Form S-1 file number 333-265175)

96.2
Technical Report Summary on the Santa Cruz Project, Arizona, U.S.A., SRK Consulting (U.S.), Inc., KCB Consultants Ltd., Life Cycle Geo, LLC, M3 Engineering and Technology Corp., Nordmin Engineering Ltd., Call & Nicholas, Inc., Tetra Tech, Inc., INTERA Incorporated, Haley & Aldrich, Inc., and Met Engineering, LLC, dated of September 6, 2023 (incorporated by reference to Exhibit 96.1 of the Company’s Form 8-K filed on September 6, 2023)

107*	Filing Fees Exhibit

*
Previously filed.

**
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 24, 2023.
IVANHOE ELECTRIC INC.
By:
/s/ Taylor Melvin

Name: Taylor Melvin
Title:  President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Taylor Melvin Taylor Melvin	President, Chief Executive Officer and Director (principal executive officer)	October 24, 2023
/s/ Jordan Neeser Jordan Neeser	Chief Financial Officer (principal financial officer and principal accounting officer)	October 24, 2023
* Robert Friedland	Executive Chairman of the Board of Directors	October 24, 2023
* Russell Ball	Director	October 24, 2023
* Hirofumi Katase	Director	October 24, 2023
/s/ Patrick Loftus-Hills Patrick Loftus-Hills	Director	October 23, 2023
* Victoire de Margerie	Director	October 24, 2023
* Priya Patil	Director	October 24, 2023
/s/ Ronald Vance Ronald Vance	Director	October 23, 2023
/s/ Sofia Bianchi Sofia Bianchi	Director	October 24, 2023
*	By: /s/ Jordan Neeser Jordan Neeser Attorney-in-fact